SCHEDULE 14A (Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a party other than the registrant [_]

Check the appropriate box:

[_] Preliminary proxy statement
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[_] Definitive additional materials
[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

VULCAN MATERIALS COMPANY (Name of Registrant as Specified in Its Charter) ________________________________________ (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box): [x] No fee required. [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange
Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transaction:
(5)  Total fee paid:

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

April 11, 2005

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of the Shareholders of Vulcan Materials Company, which will be held at the headquarters of the Company in Birmingham, Alabama, on Friday, May 13, 2005, at 9:00 a.m., Central Daylight Time. The formal Notice of the annual meeting, the proxy statement and a proxy accompany this letter.

We hope that you will attend the meeting. Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy. You can also vote by proxy via the telephone or the Internet using the instructions on your proxy card. Your prompt vote will be greatly appreciated.

Our Annual Report to Shareholders for 2004 is enclosed. We trust you will find it interesting and informative.

Sincerely yours, DONALD M. JAMES Chairman and Chief Executive Officer
TABLE OF CONTENTS
Page

Notice of Annual Meeting of the Shareholders
General Information About the Annual Meeting and Voting
Election of Directors
Board of Directors and Committees
Compensation of Directors
Stock Ownership of Certain Beneficial Owners
Stock Ownership of Management
Executive Compensation
Report of the Compensation Committee
Report of the Audit Committee
Independent Auditors
Shareholder Return Performance Presentation
Retirement Income Plan
Change of Control Employment Agreements
Ratification of Appointment of Independent Registered Public Accountants
Certain Relationships and Related Transactions
Householding of Proxy Materials
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals for 2006
Appendix A - Director Independence Criteria

1 2 6 9 12 13 14 15 19 23 23 24 25 26 27 27 27 28 28 A-1
NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD MAY 13, 2005

To the Shareholders of the Company:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Vulcan Materials Company (the "Company") will be held at the headquarters of the Company, 1200 Urban Center Drive, Birmingham, Alabama, on Friday, May 13, 2005, at 9:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect two directors to serve three-year terms and one director to serve a two-year term.
2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for 2005.
3.	To conduct such other business as may properly come before the meeting.
Shareholders who owned stock at the close of business on March 21, 2005 can vote at the meeting.
By Order of the Board of Directors, WILLIAM F. DENSON, III Secretary
1200 Urban Center Drive Birmingham, Alabama 35242 April 11, 2005

___________________________________________________________
NOTE - Please sign, date and return your proxy
as promptly as possible
whether you own one or many shares.
___________________________________________________________

<PAGE 1>
VULCAN MATERIALS COMPANY 1200 URBAN CENTER DRIVE, BIRMINGHAM, ALABAMA 35242 PROXY STATEMENT FOR THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD MAY 13, 2005

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

This proxy statement is being sent to all shareholders of record as of the close of business on March 21, 2005 in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Shareholders. This proxy statement, the enclosed proxy card and Vulcan's 2004 Annual Report to Shareholders are being first mailed to our shareholders on or about April 11, 2005. The meeting will be held at the Company's headquarters, 1200 Urban Center Drive, Birmingham, Alabama on May 13, 2005, at 9:00 a.m. Central Daylight Time.

Who can attend the Annual Meeting?

Only shareholders of the Company as of the record date, March 21, 2005, their authorized representatives and invited guests of the Company will be able to attend the annual meeting.

Who is entitled to vote?

All Vulcan shareholders as of the record date, March 21, 2005, will be entitled to vote at the 2005 annual meeting. On the record date there were 102,639,744 shares outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered shareholder?

Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to vote their shares whether or not they attend the meeting in person. You can vote your proxy in one of the following manners:
- - - -	Via Internet By telephone By mail or In person at the annual meeting

Choosing to vote via the Internet or calling the toll-free number listed on the proxy card will save the Company expense. Internet and telephone voting information is provided on the proxy card. A control number, located on the upper right of the proxy card, is used to verify your identity when voting via the Internet or by telephone. If you vote via the Internet or by telephone, please do not return a signed proxy card.

If you choose to vote by mail, mark your proxy card enclosed with the proxy statement, date and sign it, and mail it in the postage-paid envelope.

If you wish to vote in person, you can do so by ballot at the meeting.

How do I specify how I want my shares voted?

You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card or indicating your vote on each proposal via the telephone or Internet. Please review the voting instructions on the proxy card and read the entire text concerning the proposals in this proxy statement prior to voting.

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If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the board on that proposal. The board's recommendations are shown for each proposal on the proxy card and in this proxy statement.

How do I vote if I am a beneficial shareholder?

If you are a beneficial shareholder, meaning you hold your Vulcan shares in street name, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card provided to you by your broker or nominee or vote by Internet or telephone as instructed by your bank, broker or other nominee. If you wish to vote in person at the meeting, you must first obtain from the holder of record a proxy issued in your name.

What items will be voted upon at the Annual Meeting?

There are two proposals that will be presented at the meeting:
- -

election of two directors to serve three-year terms and one director to serve a two-year term; and
ratification of appointment of Deloitte & Touche LLP as Vulcan's independent registered public accountants for 2005.

These two proposals have been submitted on behalf of Vulcan's board of directors. We know of no other matters that may be brought before the meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors' voting recommendations?

For the reasons set forth in more detail later in this proxy statement, the board recommends a vote FOR the election of each of the director candidates, and FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2005.

How many votes are needed to have the proposals pass?

A plurality of the votes cast at the meeting is required to elect directors. The affirmative vote of a majority of the votes cast is required to ratify the appointment of Deloitte & Touche.

How are the votes counted?

For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting, are not considered votes cast, and thus will not affect the outcome of the vote.

How can I revoke my Proxy?

You may revoke your proxy at any time before it is voted at the meeting by taking one of the following actions:

- - - -

by giving timely written notice of the revocation to the Secretary of the Company;
by executing and delivering a proxy with a later date;
by voting by telephone or via Internet at a later date (in which case only the last vote is counted); or
by voting in person at the meeting.

Who counts the votes?

Tabulation of the votes cast at the meeting is conducted by an independent agent and certified to by independent inspectors of election.

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Is my vote confidential?

All proxies are held in confidence, unless the shareholder writes comments or requests disclosure on the proxy, where disclosure may be required by law, and in certain circumstances where the proxy solicitation is not approved by the board.

Who will pay for the costs involved in the solicitation of proxies?

The Company will pay all costs of preparing, assembling, printing and distributing the proxy materials. Management has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $6,500, plus reasonable out-of-pocket expenses. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

How do I contact directors?

The board has established a process for shareholders and other interested parties to communicate directly with the presiding director or with the non-management directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of Vulcan's non-management directors, including the board's presiding director, may send a letter to the following address:

          Board of Directors (or presiding director or name of individual director)
          c/o Corporate Secretary
          Vulcan Materials Company
          1200 Urban Center Drive
          Birmingham, Alabama 35242

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable.

In addition, as provided on Vulcan's website at vulcanmaterials.com under the heading "Investor Relations" and then under the heading "Corporate Governance - Contact the Board of Directors," any shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:

          Vulcan Audit Committee
          c/o Corporate Secretary
          Vulcan Materials Company
          P.O. Box 385014
          Birmingham, Alabama 35238-5014

CORPORATE GOVERNANCE

The board has adopted Corporate Governance Guidelines which provide a framework for the governance of the Company. The Guidelines build on practices which we have followed for many years and, we believe, demonstrate our continuing commitment to corporate governance excellence.

Our Guidelines provide that a substantial majority of the members of the board must meet the criteria for independence as required by applicable law and the New York Stock Exchange listing standards. The New York Stock Exchange listing standards require that a majority of directors be independent. No director qualifies as independent unless the board determines that the director has no direct or indirect material relationship with the Company. The board has adopted Director Independence Criteria, attached hereto as Appendix A, to assist it in making determinations of independence.

The board has determined that all nine of our non-management directors are independent and meet the Director Independence Criteria. The only director who is not independent is Mr. James, our Chief Executive Officer and Chairman. Mr. James currently serves on the board of three companies in addition to Vulcan. He intends to resign

<PAGE 4>

from one outside board by the first annual meeting of such boards in 2006, bringing the number of his outside board memberships to two. See the discussion under the heading "Director Independence" below.

We have a Business Conduct Policy that applies to all of our employees and deals with a variety of corporate compliance issues, including, conflicts of interest, compliance with laws, confidentiality of company information, fair dealing and use of company assets. All employees are required to fill out a questionnaire annually regarding their personal compliance with the Business Conduct Policy and are encouraged to report any illegal or unethical behavior of which they are aware.

The board has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Code of Ethics defines Senior Financial Officers to include the Chief Financial Officer and Controller and principal accounting officer. The Code of Ethics covers such topics as financial reporting, conflicts of interest and compliance with laws. If we make any amendment to, or waiver of, any provision of the Senior Financial Officer Code of Ethics, we will disclose such information on our website.

You can access our bylaws, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics for the Chief Executive Officer and Senior Financial Officers, at our website vulcanmaterials.com or you can obtain a copy by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242. We will provide any of these documents free of charge. Please note that the information contained on our website is not incorporated by reference in, nor considered to be a part of, this proxy statement.

Electronic Delivery of Proxy Materials

You can also access Vulcan's proxy statement and 2004 Annual Report on Form 10-K, which includes our annual report to shareholders, via the Internet at vulcanmaterials.com under the heading "Investor Relations." For next year's shareholders' meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report electronically over the Internet. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by following the instructions at the Internet voting website at proxyvotenow.com/vmc, which has been established for you to vote your shares for the meeting. If you choose to receive your proxy materials and annual report electronically, then prior to next year's shareholders' meeting you will receive an e-mail notification when the proxy materials and annual report are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect for next year's shareholders' meeting unless you revoke it prior to the meeting by sending a written request to: Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.

A copy of our 2004 Annual Report on Form 10-K will be provided to you without charge (except for exhibits) upon written request to Investor Relations, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.

<PAGE 5>
1. ELECTION OF DIRECTORS

The Company's board is divided into three classes for purposes of election. One class is elected at each annual meeting to serve a three-year term.

The board has nominated two persons for election as directors to serve three-year terms expiring in 2008 and one director to serve a two-year term expiring in 2007, the date on which such director reaches mandatory retirement age. Unless otherwise directed, proxies will be voted in favor of these three nominees. Should any of the nominees be unable to accept election, the proxies will be voted for the election of such other person or persons who is nominated by the board on the recommendation of the Governance Committee. Each of the nominees has consented to serve if elected, and the board has no reason to believe that any of the persons nominated will be unable to serve as a director.
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS TERM EXPIRING IN 2007

Livio D. DeSimone
Age: 68. Director since 1987.
Retired Chairman and Chief Executive Officer of 3M Company, St. Paul, Minnesota (a diversified manufacturer), from November 1991 to January 2001.
Other directorships: American Express Funds; General Mills, Inc.; Milliken & Co.
Committee memberships: Compensation; Executive; Governance.

TERMS EXPIRING IN 2008

Philip J. Carroll, Jr.
Age: 67. Director since 1999.
Retired Chairman and Chief Executive Officer of Fluor Corporation, Aliso Viejo, California (an engineering, construction and diversified services company), from July 1998 to February 2002.
Other directorships: American Express Funds; Scottish Power Company; Texas Medical Center.
Committee memberships: Compensation; Executive; Governance; Safety, Health and Environmental Affairs.

Donald M. James
Age: 56. Director since 1996.
Chairman and Chief Executive Officer of Vulcan since May 1997.
Other directorships: Protective Life Corporation; The Southern Company; Wachovia Corporation.
Committee memberships: Executive.

The Board of Directors of the Company recommends a vote FOR the nominees named above.
<PAGE 6>
DIRECTORS CONTINUING IN OFFICE TERMS EXPIRING IN 2007

Douglas J. McGregor
Age: 64. Director since 1992.
Blue Point Capital Partners, Cleveland, Ohio (a national private equity firm), since January 2003; retired President and Chief Operating Officer, Burlington Industries, Inc., Greensboro, North Carolina (a leading softgoods manufacturer with interests in apparel, home fashions, carpets and rugs), from June 2000 until December 2002 (Burlington Industries, Inc. and certain of its subsidiaries filed voluntary petitions under Chapter 11, Title 11 of the United States Code in 2001); Principal, C.A.M. Investments, Pepper Pike, Ohio (an investment firm), from January 1999 until May 2000.
Other directorships: KeyCorp.
Committee memberships: Audit; Finance and Pension Funds; Safety, Health and Environmental Affairs.

Donald B. Rice
Age: 65. Director since 1986.(*)
Chairman (since 2002), President and Chief Executive Officer of Agensys, Inc., Santa Monica, California (a biotechnology company developing monoclonal antibody therapeutics for cancer), since 1996.
Other directorships: Amgen, Inc.; Unocal Corp.; Wells Fargo & Company.
Committee memberships: Audit; Executive; Finance and Pension Funds; Governance.
(*)Dr. Rice was first elected a director in 1986, and served until May 1989, when he was appointed Secretary of the Air Force. He was reelected a director of Vulcan by the Board of Directors on February 12, 1993.

Vincent J. Trosino
Age: 64. Director since 2003.
President, Vice Chairman of the Board and Chief Operating Officer of State Farm Mutual Automobile Insurance Company, Bloomington, Illinois (a mutual insurance company), since 1998.
Committee memberships: Finance and Pension Funds; Safety Health and Environmental Affairs.

TERMS EXPIRING IN 2006

Phillip W. Farmer
Age: 66. Director since 1999.
Retired Chairman of the Board of Harris Corporation, Melbourne, Florida (an international communications equipment company) from February 2003 until June 2003; Chairman, President and Chief Executive Officer from June 2000 to February 2003.
Other directorships: George Weston, Limited.
Committee memberships: Audit; Finance and Pension Funds; Governance.

<PAGE 7>

H. Allen Franklin
Age: 60. Director since 2001.
Retired Chairman and Chief Executive Officer of Southern Company, Atlanta, Georgia (a super-regional energy company in the Southeast and a leading U.S. producer of energy) from April 2004 until July 2004; Chairman, President and Chief Executive Officer from April 2001 to March 2004; President and Chief Executive Officer from March 2001 until April 2001; President and Chief Operating Officer from June 1999 until March 2001.
Committee memberships: Audit; Safety, Health and Environmental Affairs.

James V. Napier
Age: 68. Director since 1983.
Retired Chairman of the Board of Scientific-Atlanta, Inc., Atlanta, Georgia (a manufacturer and designer of telecommunication systems, satellite-based communications networks, and instrumentation for industrial, telecommunications and government applications) from 1992 to 2000.
Other directorships: Engelhard Corporation; Intelligent Systems, Inc.; McKesson Corporation; Scientific-Atlanta, Inc.; WABTEC, Corp.
Committee memberships: Audit; Compensation; Executive; Finance and Pension Funds.

Orin R. Smith
Age: 69. Director since 1983.
Retired Chairman and Chief Executive Officer of Engelhard Corporation, Iselin, New Jersey (provider of environmental technologies, performance products, engineered materials and related services), from January 1995 to December 2000.
Other directorships: Applera Corporation; Ingersoll-Rand Company.
Committee memberships: Compensation; Executive; Governance; Safety, Health and Environmental Affairs.

<PAGE 8>
BOARD OF DIRECTORS AND COMMITTEES

The board has established six standing committees as follows:
- - - - - -	Executive Committee Audit Committee Compensation Committee Governance Committee Safety, Health and Environmental Affairs Committee Finance and Pension Funds Committee

Each committee, except the Executive Committee, is composed entirely of non-management directors.

Executive Committee

The Executive Committee has the same powers as the board, except as limited by the New Jersey Business Corporation Act. In practice, the powers of the Executive Committee are exercised only for matters that arise between meetings of the board. Members of the Executive Committee are Messrs. James (Chair), Carroll, DeSimone, Napier, Rice and Smith. The Executive Committee did not meet in 2004.

Audit Committee

The Audit Committee advises the board and management from time to time with respect to internal controls, financial systems and procedures, accounting policies and other significant aspects of the Company's financial management. The Audit Committee also directly supervises the relationship between the Company and its external auditors. The Audit Committee's function under its written charter is to appoint the independent accountants to audit the Company's financial statements and perform other services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants the Company's interim and year-end operating results; review and oversee the internal accounting and auditing procedures of the Company; evaluate the independence of the internal and external auditors; and approve and review any non-audit services to be performed by the independent accountants.

All members of the Audit Committee are non-management directors and are "independent" and "financially literate" within the meaning of the listing standards of the New York Stock Exchange, which we refer to as the NYSE rules. Please review the Report of the Audit Committee on page 23 of this proxy statement. Members of the Audit Committee are Messrs. Napier (Chair), Farmer, Franklin, McGregor and Rice. The Audit Committee met six times during 2004.

The charter of the Audit Committee is on file with the Securities and Exchange Commission (the "SEC") as an appendix to the Company's proxy statement for the May 2003 annual meeting. It is also available on our website at vulcanmaterials.com. The board has determined that Mr. Napier is an "audit committee financial expert" within the meaning of that term under the rules of the SEC. As discussed above, Mr. Napier is "independent" within the meaning of the NYSE rules and the board's Director Independence Criteria, or board standards. He has served on the Company's board since 1983 and on its Audit Committee since 1987.

Compensation Committee

The Compensation Committee interprets and administers the Executive Incentive Plan, Management Incentive Plan and the 1996 Long-Term Incentive Plan. The committee is comprised solely of non-management directors who are ineligible to participate in these plans and who are "independent" within the meaning of the NYSE rules and the board standards. The Compensation Committee also is responsible for determining and fixing the amount of compensation paid to each senior officer of the Company and each construction materials and chemicals division president ("Senior Executives"). In addition, it determines and fixes other benefits to be provided to such Senior Executives and certain other employees of the Company. It also makes recommendations to the board concerning changes in the compensation of the directors. Members of the Compensation Committee are Messrs. Smith (Chair), Carroll, DeSimone and Napier. The Compensation Committee met three times during 2004. The charter of the Compensation Committee is available on our website at vulcanmaterials.com.

<PAGE 9>

Governance Committee

The Governance Committee is responsible for reviewing and assessing our policies and practices relating to corporate governance, including our Corporate Governance Guidelines. The committee also plans for the succession of the chief executive officer and other senior executives. The committee also serves as the nominating committee and as such it is responsible for identifying and assessing candidates for the board, including making recommendations to the board regarding such candidates. In fulfilling its duties, the Governance Committee, among other things;
- - -

identifies individuals qualified to be board members consistent with criteria established in its charter;
recommends to the board nominees for the next annual meeting of shareholders; and
evaluates individuals suggested by shareholders.

In recommending director candidates to the board, the Governance Committee Charter requires the committee to select individuals who, at a minimum, possess high ethical standards, integrity and sound business judgment. In its assessment of each potential candidate, the Governance Committee will review the candidate's experience, potential conflicts of interest, understanding of the Company's or related industries, financial acumen and such other factors the committee determines are pertinent in light of the current needs of the board. The committee may also take into account the contribution of the candidate to the diversity of the board, the ability of a candidate if elected a director to devote the time and effort necessary to fulfill his or her responsibilities as a board member, and the needs of the Company given the range of talent and experience represented on the board.

This committee is comprised solely of non-management directors who are "independent" within the meaning of the NYSE rules and board standards. Members of the Governance Committee are Messrs. DeSimone (Chair), Carroll, Farmer, Rice and Smith. The Governance Committee met three times during 2004. The charter of the Governance Committee is available on our website at vulcanmaterials.com.

The Governance Committee will consider recommendations for director made by shareholders for 2006 if such recommendations are received in writing, addressed to the committee, in care of the Secretary of the Company, at 1200 Urban Center Drive, Birmingham, Alabama 35242, by December 11, 2005, the date specified in applicable SEC regulations for the timely submission of shareholder proposals. Recommendations by shareholders that are made in accordance with these procedures will receive equal consideration by the Governance Committee. Directors and members of management may also suggest candidates for director. In some cases, the committee engages, for a fee, the services of a third party executive search firm to assist it in identifying and evaluating candidates for director.

Safety, Health and Environmental Affairs Committee

The Safety, Health and Environmental Affairs ("SHE") Committee has the responsibility for reviewing our policies, practices and programs with respect to the management of safety, health and environmental affairs and monitoring our compliance with safety, health and environmental laws and regulations. Members of the SHE Committee are Messrs. Carroll (Chair), Franklin, McGregor, Smith and Trosino. The SHE Committee met two times during 2004.

Finance and Pension Funds Committee

The Finance and Pension Funds Committee has responsibility for overseeing our financial policies and recommending to the board financial policies and actions to accommodate our goals and operating strategies while maintaining a sound financial condition. Its functions include keeping informed about our financial condition, recommending a dividend policy, reviewing and recommending changes in the quarterly dividend payments, and evaluating and making recommendations concerning the appropriate mix of debt and equity, incurrence of long-term debt, and changes in the authorized limit of short-term debt. The Finance and Pension Funds Committee is also responsible for overseeing the funding and management of assets for pension plans sponsored by the Company. To fulfill these functions, it establishes funding policies and methods consistent with pension plan objectives and the Employee Retirement Income Security Act of 1974, selects and removes investment managers, and appoints trustees for the pension plans. Members of the Finance and Pension Funds Committee are Messrs. Rice (Chair), Farmer, McGregor, Napier and Trosino. The Finance and Pension Funds Committee met two times in 2004.

<PAGE 10>

Meetings and Attendance

The board held eight meetings in 2004. In 2004, each director attended more than 75% of the total number of meetings of the board and meetings of the committees of which he was a member.

Annual Meeting Policy

Directors are expected to attend Vulcan's Annual Meeting of Shareholders. In furtherance of this policy, Vulcan's board holds one of its regularly scheduled board meetings on the same day as the annual meeting. In 2004, all of the board members attended the annual meeting except for Ann McLaughlin Korologos, who retired from the board following the annual meeting.

Presiding Director

Each year at the May board meeting, the board designates a non-management presiding director, a position which is filled by rotation among the chairs of the board committees. The duties of the presiding director are delineated in our Corporate Governance Guidelines, which are available on our website at vulcanmaterials.com. The non-management directors met in executive session five times in 2004. The Chairman of the Compensation Committee, Orin Smith, served as the presiding director at the executive sessions after the annual meeting in 2004. The Company encourages constructive communications from our shareholders. Shareholders interested in communicating directly with the presiding director or with the non-management directors as a group, may do so by writing to Presiding Director, c/o Corporate Secretary, Vulcan Materials Company, P. O. Box 385014, Birmingham, Alabama, 35238-5014. The shareholder communications will be forwarded to the board in accordance with the Policy on Shareholder Communications with the board, adopted by the independent directors in February 2004.

Director Independence

As described in the Corporate Governance Guidelines, the board believes that all of the non-management directors are independent under the NYSE rules, the board standards, and the applicable SEC rules and regulations as determined by the board in its business judgment.

The NYSE rules provide that a Vulcan director does not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with Vulcan (either directly or as a partner, shareholder or officer of an organization that has a relationship with Vulcan). The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director's relationship with Vulcan and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the board has adopted the Director Independence Criteria to assist the board in determining whether a director has a material relationship with Vulcan. The Director Independence Criteria, which should be read together with the NYSE rules, are attached to this document as Appendix A and are also available on Vulcan's website at vulcanmaterials.com under the heading "Investor Relations" and then under the heading "Corporate Governance."

In February 2005, the board conducted an evaluation of director independence, based on the Director Independence Criteria, the NYSE rules and applicable SEC rules and regulations. In connection with this review, the board evaluated commercial, charitable, consulting, familial or other relationships with each director or immediate family member and their related interests and Vulcan and its subsidiaries, including those relationships described under "Other Matters Relating to Executive Officers and Directors."

As a result of this evaluation, the board affirmatively determined that Messrs. Carroll, DeSimone, Farmer, Franklin, McGregor, Napier, Rice, Smith and Trosino are independent directors under the Director Independence Criteria, the NYSE rules and the applicable SEC rules and regulations. The board determined that Mr. James is not independent because he is a Vulcan employee.

<PAGE 11>
COMPENSATION OF DIRECTORS

Members of the board who are not employees of the Company are paid a retainer of $45,000 per year, plus the following fees:
- - - - -

$5,000 board meeting fee for in-person attendance;
$3,000 committee meeting fee for in-person attendance;
$1,500 board and committee fees for telephonic meetings or actions by written consent;
$10,000 audit committee chair retainer fee; and
$5,000 retainer fee for all other committee chairs.

We have a Deferred Compensation Plan for Directors Who Are Not Employees of the Company (the "Directors' Deferred Compensation Plan") under which payment to non-management directors of their compensation as directors may be deferred for specified periods or until they cease to be directors. The deferred amounts, at the election of the director, either (i) are credited with interest at prescribed rates or (ii) are converted into stock units equivalent to the number of shares of the Company's common stock (based on the market price at the time of deferral) that could be purchased with the amount deferred. All stock-based deferred amounts are credited with additional stock units in amounts equal to dividends paid on the common stock. At the end of the deferral period, stock-based deferrals are settled in shares of the Company's common stock and interest-based deferrals are settled in cash. The Directors' Deferred Compensation Plan also provides that lump-sum payments of all deferred compensation would be made in stock or cash, as applicable, within 30 days if (i) there is a Change of Control (as defined in the Directors' Deferred Compensation Plan) and (ii) at any time after a Change of Control the participating director ceases to be a member of the board, the Directors' Deferred Compensation Plan is terminated or the Company's capital structure is changed materially. The Directors' Deferred Compensation Plan was approved by the Company's shareholders in 1993.

We also have a Restricted Stock Plan for Nonemployee Directors (the "Restricted Stock Plan"), which was approved by the shareholders in 2004. The Restricted Stock Plan was implemented to promote a greater identity of interests between our non-management directors and our shareholders through increasing ownership of our common stock by the non-management directors and to assist us in attracting and retaining qualified individuals to serve as non-management directors of the Company by affording them an opportunity to share in our future success. Under the Restricted Stock Plan, a number of restricted shares determined annually by the board (the "Restricted Shares") is granted to each non-management director. On June 1, 2004, 1,000 Restricted Shares were issued to each non-management director serving on that date. The Restricted Shares are held in special restricted accounts by our transfer agent and the non-management directors have no right to receive the Restricted Shares until the restrictions imposed by the plan either lapse or are waived. Generally, the restrictions expire when the non-management director reaches age 70 (or the then current mandatory retirement age for directors), or the non-management director ceases to be a director because of death or disability. However, our Chief Executive Officer has the power to waive restrictions in the event the non-management director fails to remain a director for any reason other than retirement at the mandatory age, death or disability. During the period the shares are restricted, the non-management directors have all of the rights and benefits of a shareholder with respect to the Restricted Shares, including the right to vote the shares and receive dividends on the shares, other than the right to sell, assign, pledge or otherwise transfer the Restricted Shares.

Dividends paid on Restricted Shares are credited to an account for each non-management director in the form of deferred stock units. The number of deferred stock units is determined by multiplying the per share dividend amount by the sum of (i) number of Restricted Shares previously granted to the non-management director upon which restrictions have not yet lapsed and (ii) the number of deferred stock units previously credited to such non-management director under the Restricted Stock Plan and dividing the product by the average daily closing price per share of common stock for the 20 trading days prior to the dividend payment date. The deferred stock units are settled in Vulcan shares upon the non-management director's retirement.

In 1996, the Company's shareholders approved a Deferred Stock Plan for Nonemployee Directors of the Company (the "Deferred Stock Plan"). Under the Deferred Stock Plan, each non-management director received an annual grant of deferred stock units calculated by dividing an amount equal to 40% of the annual retainer payable to non-management directors then in effect by the average daily closing price per share of the Company's common stock for the 20 trading days prior to the date of grant. Grants under the plan were discontinued in 1999. However, on

<PAGE 12>

each date on which a regular cash dividend is paid on the common stock, the account of each participating non-management director is credited with additional deferred stock units corresponding to the cash dividend paid on the number of shares of common stock evidenced by the deferred stock units credited to the account of each such non-management director. The entire balance of a non-management director's Deferred Stock account will be paid, in either a lump sum or installments at the election of such director, in Vulcan shares, upon the director's termination of service.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following is information regarding persons known to us to have beneficial ownership of more than 5% of the outstanding common stock of the Company, which is our only outstanding class of voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
State Farm Mutual Automobile Insurance Company and Affiliates One State Farm Plaza Bloomington, Illinois 61710	11,070,111 shares(1)	10.8%
Davis Selected Advisors, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	8,403,282 shares(2)	8.21%

(1)Based on information contained in the Schedule 13G/A, dated January 14, 2005, filed with the Securities and Exchange Commission. According to Schedule 13G, the total includes the following shares over which the listed entities have sole voting and dispositive power:
Affiliate	Shares

State Farm Mutual Automobile Insurance Company
State Farm Life Insurance Company
State Farm Fire and Casualty Company
State Farm Growth Fund
State Farm Balanced Fund
State Farm Variable Product Trust
State Farm Insurance Companies Employee Retirement Trust
State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees
     -Equities Account
     -Balanced Account

8,399,798 1,335 3,316 1,039,200 160,200 4,354 2,708 1,208,400 250,800

State Farm Mutual Automobile Insurance Company and each of the various listed affiliated entities expressly disclaim "beneficial ownership" as to all shares as to which such entity has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group."

(2)Based on information contained in a Schedule 13G/A, dated December 31, 2004, filed with the Securities and Exchange Commission.

<PAGE 13>
STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information, unless otherwise indicated, as of March 1, 2005, regarding beneficial ownership of our common stock by each of the directors, the chief executive officer and the four other most highly compensated executive officers and the directors and executive officers of the Company as a group. This total includes all stock-based holdings as set forth in the footnotes. This table indicates the alignment of the named individual's financial interest with the interests of our shareholders, because the value of the individual's total holdings will increase or decrease in line with the price of our common stock.

Name	Amount and Nature of Stock-Based Ownership	Percent of Class

Directors(1)
    Philip J. Carroll, Jr.
    Livio D. DeSimone
    Phillip W. Farmer
    H. Allen Franklin
    Douglas J. McGregor(2)
    James V. Napier
    Donald B. Rice
    Orin R. Smith
    Vincent J. Trosino
Chief Executive Officer and other
Executive Officers(3)
    Donald M. James
    Mark E. Tomkins
    Guy M. Badgett, III
    James W. Smack
    Ronald G. McAbee
All Directors and Executive Officers as
a group (18 persons)

	13,885 59,377 14,059 8,721 46,949 19,602 36,856 58,459 2,696 1,316,533 71,658 253,511 179,155 94,872 2,626,463	* * * * * * * * * * * * * * *

*Less than 1% of issued and outstanding shares of Company common stock.

(1)Beneficial ownership for the directors includes all shares held of record or in street name, or by trusts or family members, if noted. The amounts also include restricted shares granted under our Restricted Stock Plan for Nonemployee Directors and phantom shares settled in stock accrued under the Directors' Deferred Compensation Plan, and the Deferred Stock Plan for Nonemployee Directors, as follows:

	Shares Owned Directly or Indirectly	Restricted Shares	Phantom Shares Held Pursuant to Plans
Philip J. Carroll, Jr. Livio D. DeSimone Phillip W. Farmer H. Allen Franklin Douglas J. McGregor James V. Napier Donald B. Rice Orin R. Smith Vincent J. Trosino	-0- 21,716 1,000 -0- 1,350 3,550 21,950 3,150 -0-	4,950 5,445 4,550 3,000 5,445 5,445 5,445 5,445 1,000	8,935 32,216 8,509 5,721 40,154 10,607 9,461 49,864 1,696

(2)Includes 1,350 shares which are held in a trust of which Mr. McGregor is the trustee.

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(3)Beneficial ownership for the executive officers includes shares held of record or in street name. The amounts also include shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before May 1, 2005, shares credited to the executives' accounts under our Thrift Plan for Salaried Employees ("Thrift Plan"), and phantom shares settled in stock accrued under the Executive Deferred Compensation Plan ("Deferred Compensation") as follows:

	Shares Owned Directly or Indirectly	Exercisable Options	Thrift Plan	Deferred Compensation
Donald M. James Mark E. Tomkins Guy M. Badgett, III James W. Smack Ronald G. McAbee	44,344 -0- 23,645 300 -0-	1,244,000 71,400 193,900 140,075 74,425	13,810 258 35,966 38,780 20,447	14,379 -0- -0- -0- -0-

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for Mr. James and the four other executive officers who were the most highly compensated (based on combined salary and bonus) for the fiscal year ended December 31, 2004.
Summary Compensation Table
		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options(3) (Number of Shares)	All Other Compensation (4)
Donald M. James Chairman and Chief Executive Officer	2004 2003 2002	$994,998 $962,508 $914,174	$1,400,000 $1,000,000 $350,000	-0- $1,370,410 $1,431,450	130,000 145,000 200,000	$96,107 $72,324 $368,344
Mark E. Tomkins Senior Vice President, Chief Financial Officer And Treasurer	2004 2003 2002	$412,508 $396,674 $376,670	$340,000 $266,000 $148,000	-0- $258,147 $238,575	25,000 28,000 28,000	$4,167 $667 -0-
Guy M. Badgett, III Senior Vice President, Construction Materials Group	2004 2003 2002	$403,340 $383,334 $346,670	$280,000 $236,000 $190,000	-0- $258,147 $238,575	25,000 28,000 31,000	$32,264 $29,089 $123,510
James W. Smack Senior Vice President, Construction Materials Group	2004 2003 2002	$410,175 $408,006 $384,051	$260,000 $176,000 $329,000	-0- $156,163 $143,145	15,000 16,000 20,000	$137,802 $38,733 $195,845
Ronald G. McAbee President, Western Division	2004 2003 2002	$322,084 $240,338 $229,174	$267,000 $145,000 $116,000	-0- $114,732 $143,145	15,000 11,000 15,000	$138,065 $19,131 $101,530

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(1)Payments made under our Executive Incentive Plan ("EIP") or the Management Incentive Plan ("MIP"). See the information under the heading "Change of Control Employment Agreements" below for information relating to payments in the event of a Change of Control.

(2)Consists of deferred stock units granted under the 1996 Long-Term Incentive Plan. The value of the units shown is based on the fair market value of the corresponding number of shares of the Company's common stock on the date of grant without giving effect to the diminution in value attributable to the restrictions on the units. The deferred stock units vest ratably in years six through ten and become payable after the tenth year. Payment may be deferred beyond full vesting. Vesting is accelerated upon retirement at age 62 or older, death, disability, or Change of Control; non-vested units are forfeited upon termination for reasons other than the aforementioned. Dividend equivalents accrue as additional deferred stock units. For information on what constitutes a Change of Control, see "Change of Control Employment Agreements" on page 26, below.

The following table provides information about the aggregate amount of deferred stock units held by each of the named executive officers as of December 31, 2004.

Name	Aggregate Number of Deferred Units Held (includes dividend equivalent credits)	Aggregate Value Based on FMV of Common Stock at Year End ($54.83)
Donald M. James Mark E. Tomkins Guy M. Badgett, III James W. Smack Ronald G. McAbee	107,519 31,680 18,872 11,365 10,038	$5,895,267 $1,737,014 $1,034,752 $623,143 $550,384

(3)See Option Grants Table on page 17 for more detail concerning the option grants.

(4)Other Compensation for 2004 consists of contributions made by the Company on behalf of each named employee to the Thrift Plan for Salaried Employees (the "Thrift Plan") and the Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan") and payments made to certain executives pursuant to the Company's Relocation Policy. Under the Supplemental Plan, participating employees whose Company-matching contributions to the Thrift Plan have been reduced as a result of the limitations imposed by Sections 401 (which limits employee contributions) and 415 (which limits total contributions) of the Internal Revenue Code of 1986, as amended, are provided with a benefit that is essentially equal to the benefit those employees would have received in the absence of such limitations. The Compensation Committee designates the participants under the Supplemental Plan. Relocation expenses are paid to the employee or to third parties on behalf of the employee pursuant to the Company's Relocation Policy. The following table itemizes the amounts contributed on behalf of or paid to each of the named executives as described herein.

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Name	Thrift Plan Contributions	Supplemental Plan Contributions	Relocation Expenses
Donald M. James Mark E. Tomkins Guy M. Badgett, III James W. Smack Ronald G. McAbee	$10,200 $4,100 $10,200 $10,200 $10,200	$85,907 $67 $22,064 $22,256 $12,877	-0- -0- -0- $105,346 $114,988

In February 2003 the Compensation Committee determined that the deferral feature should be eliminated from the administration of the annual incentive programs. As a result "Other Compensation" for 2002 for four of the five named employees includes a one-time payment representing the cumulative amount of mandatorily deferred incentives earned pursuant to the EIP or MIP for the years 1996 - 2001.
OPTION GRANTS IN 2004

The following table sets forth each grant of stock options during 2004 to Mr. James and the other named executive officers:

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees	Exercise or Base Price ($/sh)	Expiration Date	Grant Date Present Value ($)(2)
Donald M. James Mark E. Tomkins Guy M. Badgett, III James W. Smack Ronald G. McAbee	130,000 25,000 25,000 15,000 15,000	19.44 3.74 3.74 2.24 2.24	$46.76 $46.76 $46.76 $46.76 $46.76	2/12/2014 2/12/2014 2/12/2014 2/12/2014 2/12/2014	$889,200 $171,000 $171,000 $102,600 $102,600

(1)Reflects nonqualified options granted pursuant to the 1996 Long-Term Incentive Plan. The exercise price of all options granted equals the fair market value of the shares of the Company's common stock on the date of grant. The options are subject to vesting in 20% increments over a five-year period beginning on January 1st after the grant date (the "first vesting date") and on each of the second, third, fourth, and fifth anniversaries of the first vesting date, unless accelerated upon the optionee's death, disability or retirement or upon a Change of Control of the Company. For information on what constitutes a Change of Control, see "Change of Control Employment Agreements" on page 26, below.

(2)Pursuant to the rules of the Securities and Exchange Commission, we have elected to provide a grant date present value for these option grants determined by a Black-Scholes pricing model. The assumptions utilized in this model include: an expected volatility of 20.29% (derived by using daily closing stock prices for the twelve months preceding the grant date), a dividend yield of 2.10%, an interest rate of 3.58% (the rate on a U.S. Treasury note with a maturity date of seven years from the grant date), and an expected time of exercise of eight years from grant date. We do not believe that the values estimated by the Black-Scholes model, or any other model, are necessarily indicative of the values that might eventually be realized by an executive.

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AGGREGATED OPTION EXERCISES IN 2004 AND 2004 OPTION VALUES

The following table sets forth for each of Mr. James and the other named executive officers the number and dollar value of unexercised options outstanding at December 31, 2004.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options At December 31, 2004(1)		Value of Unexercised In-the-Money Options at December 31, 2004(2)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald M. James Mark E. Tomkins Guy M. Badgett, III James W. Smack Ronald G. McAbee	-0- -0- -0- 22,200 12,225	-0- -0- -0- $758,057 $317,094	1,065,000 45,600 163,300 119,875 58,625	490,000 83,400 86,000 53,800 43,400	$21,045,256 $507,584 $3,119,617 $2,049,153 $710,452	$6,168,833 $1,059,166 $1,108,321 $681,039 $523,598

(1)Upon a Change of Control of Vulcan, all outstanding options will become exercisable. For information on what constitutes a Change of Control, see "Change of Control Employment Agreements" on page 26 below.

(2)The aggregate value of the unexercised in-the-money options is calculated based on the difference between the fair market value of the underlying securities as of December 31, 2004 and the option exercise price. The fair market value used to estimate the in-the-money value at year end was $54.83 (high/low average price of the common stock on the New York Stock Exchange on December 31, 2004). The ultimate value of an option is dependent on the market value of the common stock at the time of exercise.
LONG-TERM INCENTIVE PLANS - AWARDS IN 2004
Performance Share Units(1)			Estimated Future Payouts Number of Shares(1)
Name	Number of Performance Share Units	Performance Period	Threshold (# Units)	Target (# Units)	Maximum (# Units)
Donald M. James Mark E. Tomkins Guy M. Badgett, III James W. Smack Ronald G. McAbee	30,000 5,000 5,000 3,000 3,000	1/1/2004 to 1/1/2007 1/1/2004 to 1/1/2007 1/1/2004 to 1/1/2007 1/1/2004 to 1/1/2007 1/1/2004 to 1/1/2007	-0- -0- -0- -0- -0-	30,000 5,000 5,000 3,000 3,000	60,000 10,000 10,000 6,000 6,000

(1)A performance share unit ("PSU") is equal to a share of the Company's common stock, but carries no voting or dividend rights. The payment for PSUs may range from zero to two hundred percent of target. Fifty percent of the payment will be based upon the Company's 3-year-average Total Shareholder Return ("TSR") performance relative to the 3-year average TSR performance of a group of other publicly-traded companies, which were selected by the Compensation Committee at the time the grants were made. The remaining fifty percent of the payment will be based upon each business segment's 3-year-average economic profit ("EP") performance relative to a pre-established 3-year-average EP target. PSUs fully vest after three years. Vesting is accelerated upon retirement, death, disability, or Change of Control; non-vested units are forfeited upon termination for reasons other than the aforementioned. For information on what constitutes a Change of Control, see "Change of Control Employment Agreements" on page 26 below. Payments are made in common stock and cash.

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EQUITY COMPENSATION PLANS

The table below sets forth information regarding the number of shares of our common stock authorized for issuance under all of our equity compensation plans as of December 31, 2004.
Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	7,731,066	$38.84	4,226,322

(1)All of the Company's equity compensation plans have been approved by the shareholders of the Company.
Column (a) sets forth the number of shares of common stock issuable upon the exercise of options, warrants or rights outstanding under the 1996 Long-Term Incentive Plan ("LTIP"), the Deferred Stock Plan for Nonemployee Directors and the Restricted Stock Plan for Nonemployee Directors. Column (b) sets forth the weighted-average exercise price of outstanding stock options issued under the LTIP. Column (c) includes the remaining number of shares of common stock that may be issued under the LTIP, Deferred Stock Plan for Nonemployee Directors, and the Restricted Stock Plan for Nonemployee Directors.

The number of shares available for granting awards under the LTIP in each calendar year includes: .95% of the issued common shares of the Company (including treasury shares) as of the first day of each calendar year, the number of shares available for awards under the LTIP but not granted in previous years, the number of shares granted under the LTIP and subsequently forfeited, and all other grants under the LTIP that terminated without delivery of shares. The maximum number of shares that may be granted to any one individual in a calendar year is 300,000. No more than one-third of the shares available for awards in any one calendar year may be used for grants of Restricted Stock or Restricted Stock Units.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the "Committee"), is comprised entirely of independent directors. The Committee establishes the compensation levels for all senior executives of the Company, including the Chief Executive Officer ("CEO") and the other executive officers named in the Summary Compensation Table. Under the direction of the Committee, the Company has developed and implemented performance-based compensation policies and plans that are intended to enhance the profitability of the Company and shareholder value by aligning closely the financial interests of the Company's executives with those of its shareholders.

Executive Compensation Program

The Committee determines the amount and type of compensation that supports its objective of providing competitive compensation that:
- - -

reflects the performance of both the Company and each executive;
requires that a substantial portion of compensation be linked to annual and long-term performance of the Company as measured by specific financial measures; and, encourages substantial ownership in the stock of the Company.

<PAGE 19>

Compensation for the executives of the Company is comprised of four components:
- - - -	base salary, short-term cash incentive, long-term equity-based incentive, and benefits.

The Committee begins the process of establishing compensation for executives by reviewing data from general industry surveys conducted by executive compensation consultants. Based on these surveys, the Committee establishes a competitive target for each component of compensation for each executive position. The short-term and long-term incentive targets are expressed as a percentage of base salary for each executive. The surveys include some of the companies in the S&P 500 Index and Wilshire 5000 M&S Sector Index. The performance of each of these indices is charted in the Shareholder Return Performance Presentation on page 24, below.

Base Salary

The Committee annually reviews the salary of each executive in relation to the targeted base salary established for the executive's position. Salaries may be adjusted to reflect individual performance, increased responsibilities, and changes in the targeted base salary as derived from the general industry surveys.

Short-Term Cash Bonus under the Executive Incentive and Management Incentive Plans

The Company has established an Executive Incentive Plan ("EIP") and a Management Incentive Plan ("MIP"). No individual executive or manager may participate in both Plans concurrently.

The EIP, which was approved by shareholders in 2001, meets the requirements of Section 162(m) of the Internal Revenue Code. Payments under the EIP are performance based and designed to provide awards to the Company's most senior executives, including the CEO. During the first 90 days of each year, the Committee establishes the Award Percentage for each of the executives eligible to receive an award under the EIP. The Award Percentage represents the maximum amount that can be paid to each eligible participant for that year. The Committee may exercise discretion to reduce (but not to increase) the actual individual awards. Total incentive payments under the EIP in any year cannot exceed 4% of consolidated net earnings in excess of 6% of net capital for the prior year.

The MIP is similar in structure and administration to the EIP, except that it does not meet all of the requirements of Section 162(m), it is not shareholder approved, and is used for administering performance-based awards to middle and senior management who do not participate in the EIP. Total payments under the MIP in any year cannot exceed 10% of consolidated net earnings in excess of 6% of net capital for the prior year.

Both Plans are intended to provide a means of rewarding key managers who have contributed to the profitability and operating results of the Company. Payments under the Plans are awarded based on the degree to which business unit performance targets are achieved. The Economic Profit ("EP") results for each business unit and the Company are calculated individually by deducting the cost of capital and current taxes from the operating profit of each unit. Annually, an EP target for each business unit and the Company as a whole is established by averaging the previous year's targeted EP and that year's actual EP. The EP performance target for the Company is used to measure the CEO's performance and the EP performance target of the applicable business unit is used to measure the performance of each of the other participating executives. It is the view of the Committee and management that EP is an effective indicator of business unit and Company performance.

The Committee is responsible for setting the payments for the executives, including the CEO, who participate in the EIP. The Committee may only make downward adjustments to the Award Percentages previously established for the executives who participate in the EIP. Under the MIP, the Committee may adjust, up or down, the amount of an award to each executive and the total amounts to be allocated to middle management. Adjustments made by the Committee are based on:
- -	the extent the EP target for the Company and each business unit was satisfied; the operating performance related to the safety and health of the Company's employees;
<PAGE 20>
- - - -

health and environmental considerations for the communities in which Vulcan operates;
consistent performance above target over a three-year period;
the individual performance of each executive; and
successful implementation of the Company's strategic objectives.

The payments under the EIP and MIP in 2004 were 36.9% and 53.7%, respectively, of the allowed maximum award amounts.

Long-Term Equity-Based Incentives under the 1996 Long-Term Incentive Plan ("LTIP")

The purpose of the LTIP is to further the long-term growth in profitability of the Company by offering long-term incentives to those executives who will be largely responsible for such growth. The LTIP authorizes the use of a variety of equity-based incentive awards, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, deferred stock, performance shares and other stock-based incentives. The Committee has some discretion in setting the awards in accordance with the LTIP. In determining the amount of an award to an individual executive, the Committee considers the Company's total shareholder return, earnings per share and return on investment performance. In addition, the Committee considers subjective factors for each executive such as the relative mix of pay, equity holdings, and executive retention.

Initially under the Plan, the Committee solely made grants of nonqualified options. Two years ago, the Committee added performance share units to provide a mid-term performance vehicle based on business segment results and overall Company performance. As a result, the number of options granted was reduced and replaced with performance share units, thereby reducing the number of shares required for long-term incentive grants. Several years ago, the Committee began making a limited number of deferred stock unit grants as a retention incentive.

In 2004, the Committee made awards of nonqualified stock options and performance share units. The combined value of the stock options and performance share units awarded to each executive, including the CEO, was approximately 100% of each executives' targeted long-term award value. The nonqualified stock options have a ten-year term and vest in equal amounts over years one through five, unless accelerated due to retirement, death or disability. The exercise price of the stock options is equal to the market price of the Company's common stock on the date of the grant. Therefore, the options will have value only if the Company's stock price increases, resulting in a commensurate benefit for the Company's shareholders. Performance share units fully vest and are paid, if earned, three years from the date of grant, unless accelerated due to death, disability or retirement. The amount earned is determined by the Company's three-year average Total Shareholder Return performance relative to the three-year average Total Shareholder Return performance of a comparison group of companies, selected by the Committee at the time of grant, and the EP performance of the business segments. Payments are made in stock or a combination of cash and stock. Deferred Stock Units ("DSUs") have a ten-year term, vest in equal amounts in years six through ten, and are payable in stock when fully vested. Vesting may be accelerated due to retirement at age 62 or older or the death or disability of the participant. Each participant has the right to defer payment until retirement, provided a valid election has been executed. All unvested DSUs are forfeited and not paid if a participant is terminated for reasons other than retirement at age 62 or older, death or disability. Dividend equivalents are accrued in the form of additional DSUs during the term of the grant and during the deferral period.

Benefits

Executives are offered the same benefits as those offered to all salaried employees. In addition, the named executive officers participate in the Unfunded Supplemental Benefit Plan (see footnote 4 of the Summary Compensation Table); have Change of Control Employment Agreements (see page 26 of this proxy statement); and may participate in the Executive Deferred Compensation Plan. Amounts deferred pursuant to the Executive Deferred Compensation Plan are available for investment in the same investment options available under the Company's 401(k) plan. The CEO's Supplemental Executive Retirement Agreement is discussed under the heading "Retirement Income Plan" on page 25.

<PAGE 21>

Chief Executive Officer Compensation

The compensation for Donald M. James, Chairman and Chief Executive Officer, consists of the same components and is established by the same process as described for the other executives. A significant portion of Mr. James' compensation is at risk by being tied to quantifiable measures of the Company's performance. These measures include economic profit, total shareholder return, earnings per share and return on investment. Qualitative measures used to evaluate Mr. James' performance include ethical business conduct, management succession planning, and his leadership in directing the execution of strategic initiatives.

When setting Mr. James' base salary in February 2004, the Committee considered the financial performance of the Company in 2003, Mr. James' leadership in pursuing the strategic objective of divesting the Performance Chemicals business and pursuing strategic alternatives for the chloralkali chemicals business. Also, the Committee considered his performance in actively pursuing initiatives to reinforce the Company's reputation as a leader in ethical business practices, employee safety and health and social responsibility.

In February 2004, the Committee awarded Mr. James a grant of 130,000 nonqualified stock options and 30,000 performance share units. In making these awards, the Committee considered competitive market practice and the Company's performance for the five-year period ending in 2003 against a comparison group of 40 companies, the S&P 500 Index and the Wilshire 5000 M&S Sector Index. As compared to the selected Company comparison group, the Company ranked in the 51st percentile with respect to total return to shareholders, the 77th percentile in return on investment, and in the 64th percentile in EPS growth. The Company's five-year total return to shareholders was 3.8% compared to the S&P's return of -0.6% and the Wilshire M&S Index return of -1.9%. Mr. James did not exercise any stock options in 2004, and did not receive any long-term incentive payment, as none was yet due.

The cash bonus paid to Mr. James for 2004 under the EIP was 52% of the maximum allowable bonus and 140% of his target bonus. This payment was based primarily on the extent to which the Company exceeded the EP target for the year 2004. The Committee also considered the Company's total return to shareholders in 2004 of 17.3% compared to 10.9% for the S&P 500, the significant improvement in the performance of the chloralkali chemicals business, the continuing improvement in the construction materials business, the performance of the Company's growth initiatives, and the Company's record cash flows, aggregates shipments and safety, health and environmental performance.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code prohibits a public corporation from taking a deduction for compensation paid to its chief executive officer or any of its four other highest paid executive officers in excess of $1 million. Internal Revenue Service ("IRS") regulations exempt certain "qualified performance-based compensation" from the application of the Section 162(m) limitation. It is the Committee's understanding that payments pursuant to the Executive Incentive Plan and all grants made under the LTIP, except for deferred stock units, qualify as qualified performance-based compensation, as defined in the IRS regulations. The deferred stock units are not counted towards the $1 million cap for purposes of calculating the 162(m) limitation until the units are paid.
Compensation Committee Orin R. Smith, Chairman Philip J. Carroll, Jr. Livio D. DeSimone James V. Napier
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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board is responsible for, among other things, reviewing the Company's financial statements with management and the Company's independent auditor. The Audit Committee acts under a written charter which is available on our website at vulcanmaterials.com. Each member of the Audit Committee is an independent director as determined by our board, based on the requirements of the New York Stock Exchange and the Securities and Exchange Commission.

The Company's management has the primary responsibility for the Company's financial statements and financial reporting process, including the system of internal controls. The Company's independent auditor is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee has reviewed and discussed the Company's audited financial statements with management and the independent auditor. The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the committee has received from the independent auditor the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees) and discussed with the independent auditor the auditor's independence and considered whether the auditor's provision of any non-audit services is compatible with the auditor's independence.

Based on the reviews and discussions noted above, the Audit Committee recommended to the board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.
Audit Committee James V. Napier, Chairman Phillip W. Farmer H. Allen Franklin Douglas J. McGregor Donald B. Rice
INDEPENDENT AUDITORS

Aggregate fees billed to us for the fiscal years ended December 31, 2004 and 2003, by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates are as follows:

Audit Fees(1) Audit Related Fees(2) Tax Fees All Other Fees Total	2004 $2,650,864 124,000 117,400 -0- $2,892,264	2003 $1,066,805 174,479 2,000 -0- $1,243,284

(1)Includes fees for the audit of our financial statements including the attestation report on management's assessment of the Company's internal control over financial reporting, the review of our quarterly financial statements, the issuance of comfort letters and the provision of attestation services in connection with statutory and regulatory filings and engagements.

(2)Includes fees for the audits of our employee benefit plans ($124,000 in 2004 and $115,000 in 2003), Sarbanes-Oxley Section 404 readiness services ($0 in 2004 and $50,000 in 2003), and accounting consultations not arising as part of the audit or quarterly reviews ($0 in 2004 and $2,479 in 2003).

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The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company's independent auditor. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the independent auditor during the year.

During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

No audit-related, tax or other services were rendered in 2004 pursuant to the de minimus exception to the pre-approval requirement set forth in Exchange Act Rule 2-01(c)(7)(i)(C).

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The following graph and table compare the performance of the Company's common stock to that of the Standard & Poor's 500 Stock Index ("S&P 500") and the Dow Jones Wilshire Materials and Services Sector Index ("Wilshire 5000 M&S") for the period commencing December 31, 1999, and ending December 31, 2004. The Wilshire 5000 M&S is a market capitalization weighted sector containing the public equities of firms in the Materials and Services sector as defined by Wilshire Associates, Incorporated. The Materials and Services sector includes the Company and approximately 1,100 other corporations, some of which are in the mining and chemicals industries. The sector is one of nine sectors that make up the Dow Jones Wilshire 5000 Index. The graph assumes that the index value of the investment in our common stock was 100 on December 31, 1999, and that all dividends have been reinvested.
Comparative Total Returns to Shareholders

	1999	2000	2001	2002	2003	2004
Vulcan (VMC)	100	122	125	100	130	152
S&P 500 Index	100	91	80	62	80	89
Wilshire 5000 M&S	100	68	62	49	70	84

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RETIREMENT INCOME PLAN

The Retirement Income Plan for Salaried Employees (the "Retirement Plan") provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers. Under the Retirement Plan, normal retirement benefits are paid commencing at age 65 (or actual retirement if later) based on the participant's years of benefit service under the Retirement Plan and the average of the highest 36 consecutive months of eligible earnings. Eligible earnings under the Retirement Plan include an employee's salary and any awards under our Executive Incentive Plan and Management Incentive Plan, as reflected in the "Salary" and "Bonus" columns of the Summary Compensation Table. Contributions by the Company to the Retirement Plan in 2004 totaled $6,362,925.

Under Section 415 of the Code, the maximum annual benefit allowable under the Retirement Plan for an employee retiring at age 65 in 2004 is $165,000, an amount which may change each year in accordance with a determination made by the Internal Revenue Service. In addition, Section 401 of the Code limits the amount of an employee's compensation which may be taken into account under the Retirement Plan to $205,000, an amount which also is subject to change each year in accordance with a similar determination. Therefore, we have an Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan") which enables us to pay to any person designated by the Compensation Committee whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Code an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations.

The Supplemental Plan is unfunded and amounts due the employees covered thereby are considered to be our general obligations; however, the Supplemental Plan contains provisions which allow for the funding of a rabbi trust to help ensure the payment of benefits under the Supplemental Plan upon the occurrence of a Change of Control of the Company (as defined in the Supplemental Plan).

The Supplemental Plan provides for the vesting of excess retirement benefits in the same manner that benefits vest under the Retirement Plan, which is after five years of service. In addition, the Supplemental Plan provides for an acceleration of the payment of excess retirement benefits in connection with a Change of Control of the Company (as defined in the Supplemental Plan).

Assuming continuance of the Retirement Plan and the Supplemental Plan in their present form, annual benefits payable to participating employees (including executive officers) following retirement, in specific salary classifications and with the continuous years of benefit service indicated, are shown in the table below. Each amount in the table is based on the benefit applicable on December 31, 2004, to an employee retiring at age 65 payable in the form of a single life annuity, and is not subject to further reduction for Social Security or any other offset amounts.

Pension Plan Table Years of Service
Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
200,000 400,000 600,000 800,000 1,000,000 1,200,000 1,400,000 1,600,000 1,800,000 2,000,000 2,200,000 2,400,000	47,625 98,625 149,625 200,625 251,625 302,625 353,625 404,625 455,625 506,625 557,625 608,625	63,500 131,500 199,500 267,500 335,500 403,500 471,500 539,500 607,500 675,500 743,500 811,500	76,375 158,375 240,375 322,375 404,375 486,375 568,375 650,375 732,375 814,375 896,375 978,375	89,250 185,250 281,250 377,250 473,250 569,250 665,250 761,250 857,250 953,250 1,049,250 1,145,250	102,125 212,125 322,125 432,125 542,125 652,125 762,125 872,125 982,125 1,092,125 1,202,125 1,312,125	115,000 239,000 363,000 487,000 611,000 735,000 859,000 983,000 1,107,000 1,231,000 1,355,000 1,479,000

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The benefit service accruals used to determine benefits under the Retirement Plan as of December 31, 2004, for Mr. James and the four other executive officers named in the Summary Compensation Table are shown below.

Name	Years of Benefit Service as of 12/31/04
Donald M. James Mark E. Tomkins Guy M. Badgett, III James W. Smack Ronald G. McAbee	12 3 34 22 30	0/12 11/12 1/12 2/12 11/12

Mr. James also is entitled to benefits under a Supplemental Executive Retirement Agreement ("SERA") which provides an additional retirement benefit based on the formula in the Retirement Plan using his actual years of service multiplied by 1.2. The maximum benefit service provided by the combination of the SERA and the Retirement Plan is 40 years. The SERA is an unfunded, noncontributory defined benefit plan.
CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

The Company has entered into change of control agreements with each of the executives named in the Summary Compensation Table and with certain other key executives. Each of the agreements has an initial three-year term, which on each anniversary of the execution of the agreement is extended for an additional year unless we notify the executive otherwise at least 60 days prior to the anniversary date (the "Covered Period"). If a Change of Control occurs during the Covered Period, the agreement is activated (the date of such Change of Control being referred to as the "Effective Date"). From the Effective Date, the Company agrees to employ the executive for a two-year period generally on terms (including salary, bonus, participation in long-term incentive, savings and retirement and welfare benefits plans and fringe benefits) no less favorable than were provided to the executive prior to the Change of Control. A "Change of Control" includes (1) the acquisition by any individual or group (other than from the Company) of beneficial ownership of 20% or more of the outstanding common stock, (2) a change in at least a majority of the board members (other than generally as approved by the incumbent board members) or (3) certain business combination transactions.

If, during the two-year period following the Effective Date, the Company terminates the executive's employment (other than for cause or due to death or disability) or the executive terminates his employment for good reason (and, in the case of Mr. James, he terminates his employment for any reason during the 30-day period following the first anniversary of a Change of Control transaction in which the Company is not the survivor), the executive will be entitled to receive: (1) a payment in cash equal to three times the sum of (a) the executive's then current annual base salary, (b) the Recent Annual Bonus, defined as the greater of the average of the executive's bonuses for the last three years or the current year's target bonus (annualized base salary multiplied by the target short-term bonus percent), and (c) the value of the executive's annual long-term incentive award based on the applicable long-term incentive percentage multiplied by the executive's base salary; (2) accrued but unpaid compensation (including a pro rata portion of the executive's bonus for the year in which the termination occurs (or, if higher, the executive's Recent Annual Bonus) and accrued vacation pay); (3) an amount equal to the actuarial present value of the additional pension benefits the executive would have received under our qualified and supplemental retirement plans if he had continued to be employed by the Company for an additional three years; and (4) an amount equal to the additional matching contributions the executive would have received under our qualified and non-qualified savings plans if he had continued to be employed by the Company for an additional three years. The executive also will be entitled to receive (1) a continuation of welfare and fringe benefits for three years and (2) Company-paid outplacement services in an amount up to $50,000. In addition, subject to certain limitations, the agreements provide that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code.

<PAGE 26>
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which is comprised solely of non-management directors, has appointed Deloitte & Touche LLP, as independent registered public accountants for the year 2005. The function of the independent registered public accountants is to audit our accounts and records; to report on the consolidated balance sheet, the related statements of consolidated earnings, consolidated shareholders' equity and consolidated statements of cash flows of the Company and its subsidiaries; and to perform such other appropriate accounting services as may be required by the Audit Committee. Although shareholder ratification is not required, the board has determined that it would be desirable to request an expression from the shareholders as to whether or not they concur in this appointment. If a majority of the votes cast at the meeting fails to ratify the selection of Deloitte & Touche LLP as independent registered public accountants, the Audit Committee will consider the selection of another independent registered public accounting firm.

The firm of Deloitte & Touche LLP, or its predecessors, has audited our financial statements since 1956. A representative of that firm will be present at the meeting and will be given an opportunity to make a statement and to respond to appropriate questions.
The Board of Directors recommends a vote FOR the proposal to ratify its independent registered public accountants.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The brother-in-law of Mr. James, Chairman and Chief Executive Officer, is a partner in a large law firm which provides legal services to Vulcan. In determining that this is not a material relationship involving Mr. James, management considered that these payments represented less than 1% of the law firm's consolidated gross revenues, the revenues from Vulcan received by the brother-in-law as a result of his status as partner were not material, and Mr. James' brother-in-law was not directly involved in providing legal services to Vulcan. The sons of Mr. Mac Badgett and Mr. James Smack, two of the named executive officers, are employed by Vulcan as a Sales Representative, Midsouth Division and a District Sales Manager, Mideast Division, respectively. The sons are not executive officers of Vulcan and their compensation and benefits were established in accordance with the compensation policies and practices applicable to Vulcan employees in comparable positions. Vulcan is not aware of any other material relationships or related transactions which are required to be disclosed pursuant to applicable SEC rules or regulations.
HOUSEHOLDING OF PROXY MATERIALS

Some banks and brokers may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this proxy statement or our Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: Vulcan Materials Company, P.O. Box 385014, Birmingham, Alabama 35238-5014, Attention: Mark D. Warren, Director, Investor Relations, phone: (205) 298-3220. If you want to receive separate copies of our Annual Report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank or broker, or you may contact us at the above address and phone number.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of our directors and executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of our common stock and reports of changes in beneficial ownership of the common stock. Such persons also are required by SEC regulations to furnish us with copies of all such reports. Based solely on our review of the copies of such reports furnished to us for the year ended December 31, 2004, and on the written representations made by such persons that no other reports were required, we believe that during the year ended December 31, 2004, all filing requirements applicable to our officers, directors and shareholders were filed in a timely manner, except that one Form 4 filed on behalf of Robert A. Wason IV, an officer, which related to a bonus payment made pursuant to Vulcan's Executive Deferred Compensation Plan was filed late. The failure to file a timely report was inadvertent and promptly corrected after discovery of the reporting obligation.
SHAREHOLDER PROPOSALS FOR 2006

To be eligible for consideration for inclusion in our proxy statement and form of proxy for our 2006 annual meeting, a shareholder's proposal must be received by us at our principal office no later than December 11, 2005. Proposals should be addressed to William F. Denson, III, Secretary, P. O. Box 385014, Birmingham, Alabama 35238-5014. Proposals received after that date will be considered untimely and will not be eligible for inclusion in the 2006 proxy statement.
VULCAN MATERIALS COMPANY
WILLIAM F. DENSON, III Secretary
1200 Urban Center Drive Birmingham, Alabama 35242 April 11, 2005

<PAGE 28>
Appendix A
DIRECTOR INDEPENDENCE CRITERIA

     In accordance with NYSE listing standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. In making this determination, a director shall be considered independent if he or she:

(a)

has not been an employee of the Company, or any of its consolidated subsidiaries, nor has any immediate family member(1) of such director been employed in an executive officer position, during the last three years;

(b)

has not received, nor has any member of his or her immediate family received, more than $100,000 per year in direct compensation from the Company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service during any twelve-month period within the last three years;

(c)

      (1)     does not have an immediate family member who is a current partner of the Company's external auditor;
      (2)     does not have an immediate family member that is a current employee of the Company's external auditor and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice;
      (3)     has not, and has no immediate family members that have, been a partner or employee of the Company's external auditor and personally worked on the Company's audit during the past three years.

(d)

during the last three years, has not, and has no immediate family members that have, been employed as an executive officer of another company where any of the Company's present executives during that time served on that company's compensation committee;

(e)

during the past three years, has not served as an employee or had a member of his or her immediate family serve as an executive officer of any company that makes payments to, or receives payments from, the Company, or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company;

(f)

during the past three years, has not served, nor has a member of his or her immediate family served, as a director, trustee, advisory board member, executive officer or other similar position of any charitable organization that received contributions any year from the Company in excess of $1,000,000, or 2% of such charitable organization's consolidated gross revenues.

(g)

has no other relationship not described above between the director or an immediate family member (directly or as partner, shareholder, director or officer of any entity or organization which has a relationship with the Company) and the Company, or any of its consolidated subsidiaries or the management of the Company of which the Board should be informed in making its independence determination.

Additional Audit Committee Member Independence Criteria:
(h) did not receive during the last fiscal year any compensation from the Company other than director's fees (including committee fees).

     In making a determination regarding a director's independence, the Board shall consider all relevant facts and circumstances, including the director's commercial, industrial, banking, consulting, legal, accounting, and charitable relationships, and such other criteria as the Board may determine from time to time.

(1)An "immediate family member" includes a director's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

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THERE ARE THREE WAYS TO VOTE YOUR PROXY

INTERNET VOTING		TELEPHONE VOTING		VOTING BY MAIL

Visit the Internet voting website at https://www.proxyvotenow.com/vmc. Enter the CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. This voting method is available until 5:00 p.m. Eastern Time on Thursday, May 12, 2005.

OR

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-213-0543, 24 hours a day, 7 days a week. You will be asked to enter the CONTROL NUMBER shown below. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. This voting method is available until 5:00 p.m. Eastern Time on Thursday, May 12, 2005.

OR

Simply mark, sign and date your proxy card and return it in the postage-paid envelope. Any mailed proxy card must be received prior to the vote at the meeting. If you are voting by telephone or the Internet, please do not mail your card.

________________________________ CONTROL NUMBER FOR TELEPHONE/INTERNET VOTING
DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.		Votes must be indicated (X) in Black or Blue ink.
The Board of Directors Recommends a vote FOR its nominees and FOR proposal 2.

1.  Election of Directors.

     FOR ALL [_]     WITHHELD FOR ALL [_]      EXCEPTIONS [_]

    Nominees: (two year term) 01 - Livio D. DeSimone, (three year terms)
    02 - Philip J. Carroll, Jr. and 03 - Donald M. James.

   (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name and check the "Exceptions" box above.)

2.  Ratification of Deloitte & Touche LLP as independent registered public accountants for the year 2005.   FOR [_]    AGAINST [_]    ABSTAIN [_]

     To change your address, please mark this box. [_]

     If you agree to access future proxy statements and Annual
     Reports electronically please mark this box. [_]

                                     SCAN LINE

Please sign name(s) exactly as printed hereon. If shares are held jointly, each shareholder must sign. If signing as an attorney, administrator, executor, guardian, or trustee, please give full title as such.

DATE _____________________ __________________________________________ Share Owner sign here __________________________________________ Co-Owner sign here
VULCAN MATERIALS COMPANY Annual Meeting of Shareholders May 13, 2005 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VULCAN MATERIALS COMPANY

The undersigned hereby appoints LIVIO D. DeSIMONE, DONALD M. JAMES and ORIN R. SMITH, and each of them, with full power of substitution, proxies to vote all shares of stock that the undersigned could vote if present at the 2005 Annual Meeting of Shareholders to be held May 13, 2005, and at any adjournment or adjournments thereof, on all matters coming before said meeting as set forth on the opposite side of this card.

You are encouraged to specify your choices by marking the appropriate boxes, (SEE REVERSE SIDE), but you NEED NOT MARK any boxes if you wish to VOTE IN ACCORDANCE with the Board of Directors' recommendations. Please mark, sign, date and return this Proxy promptly using the enclosed envelope.

If you are a participant in any of the following employee benefit plans of the Company, this card also constitutes voting instructions for any shares held for you in the Thrift Plan for Salaried Employees, Construction Materials Divisions Hourly Employee Savings Plan and the Chemicals Group Hourly Employees Savings Plan. If you are a participant in any of these plans, your shares will be voted in accordance with the terms of such plans.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is given this Proxy will be voted FOR all of the Board of Directors' nominees and FOR proposal 2.		VULCAN MATERIALS COMPANY P. O. BOX 11345 NEW YORK, N.Y. 10203-0345		SEE REVERSE SIDE